Exhibit (d)(13)(iv)

FORM OF AMENDMENT NO. 2

TO THE AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Amended and Restated Investment Advisory Agreement (“Amendment No. 2), dated as of July 1, 2004, between The Equitable Life Assurance Society of the United States, a New York corporation (the “Manager”), and Capital Guardian Trust Company, a California corporation (“Adviser”).

The Manager and the Adviser agree to modify and amend the Amended and Restated Investment Advisory Agreement, dated as of November 22, 2002 (the “Agreement”) as follows:

1. Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Portfolio for which the Adviser provides advisory services under the Agreement, is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES		CAPITAL GUARDIAN TRUST COMPANY

By:		By:
	Peter D. Noris Executive Vice President		Name: Title:

APPENDIX A

AMENDMENT NO. 2 TO THE

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

WITH CAPITAL GUARDIAN TRUST COMPANY

Portfolio	Advisory Fee

EQ/Capital Guardian Research Portfolio	0.50% of the Portfolio’s average daily net assets up to and including $150 million; 0.45% of the Portfolio’s average daily net assets over $150 million and up to and including $300 million; 0.35% of the Portfolio’s average daily net assets over $300 million and up to and including $500 million; 0.30% of the Portfolio’s average daily net assets over $500 million and up to and including $1 billion; 0.275% of the Portfolio’s average daily net assets over $1 billion and up to and including $2 billion and 0.25% of the Portfolio’s average daily net assets in excess of $2 billion.

EQ/Capital Guardian U.S. Equity Portfolio	0.50% of the Portfolio’s average daily net assets up to and including $150 million; 0.45% of the Portfolio’s average daily net assets over $150 million and up to and including $300 million; 0.35% of the Portfolio’s average daily net assets over $300 million and up to and including $500 million; 0.30% of the Portfolio’s average daily net assets over $500 million and up to and including $1 billion; 0.275% of the Portfolio’s average daily net assets over $1 billion and up to and including $2 billion; and 0.25% of the Portfolio’s average daily net assets over $2 billion.

EQ/Capital Guardian International Portfolio	0.65% of the Portfolio’s average daily net assets up to and including $150 million; 0.55% of the Portfolio’s average daily net assets over $150 million and up to and including $300 million; 0.45% of the Portfolio’s average daily net assets over $300 million and up to and including $400 million; and 0.40% of the Portfolio’s average daily net assets over $400 million.